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Exhibit 4.2

Execution Copy

CLASS C COMMON UNIT
PURCHASE AGREEMENT

by and among

PLAINS ALL AMERICAN PIPELINE, L.P.,

KAYNE ANDERSON ENERGY FUND II, L.P.,

KAFU HOLDINGS, L.P.,

KAYNE ANDERSON CAPITAL INCOME PARTNERS, L.P.,

KAYNE ANDERSON MLP FUND, L.L.P.,

TORTOISE ENERGY INFRASTRUCTURE CORPORATION,

AND

VULCAN ENERGY II INC.

CLASS C COMMON UNIT PURCHASE AGREEMENT

        CLASS C COMMON UNIT PURCHASE AGREEMENT, dated as of March    , 2004 (this "Agreement"), by and among PLAINS ALL AMERICAN PIPELINE, L.P ("PAA") and each of KAYNE ANDERSON ENERGY FUND II, L.P. ("KAEF"), KAFU HOLDINGS, L.P. ("KAFU"), KAYNE ANDERSON CAPITAL INCOME PARTNERS, L.P. ("KACIP"), KAYNE ANDERSON MLP FUND, L.L.P. ("KAMLP") (collectively, "Kayne Anderson"), TORTOISE ENERGY INFRASTRUCTURE CORPORATION ("Tortoise"), and VULCAN ENERGY II INC. ("Vulcan") (each of KAEF, KAFU, KACIP, KAMLP, Tortoise and Vulcan a "Purchaser" and collectively, the "Purchasers").

        In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

        Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

        "Action"    against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

        "Amendment"    means the amendment to the Partnership Agreement providing for the Class C Amendment as well as the other matters as are reflected on Exhibit B hereto.

        "Basic Documents"    means, collectively, this Agreement, the Registration Rights Agreement, the Amendment and any and all other agreements or instruments executed and delivered to the Purchasers by PAA or any Subsidiary of PAA hereunder or thereunder.

        "Business Day"    means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Wilmington, Delaware.

        "Class B Units"    means the Class B Common Units of PAA, as established by Section 5.12 of the Partnership Agreement.

        "Class C Amendment"    shall have the meaning specified in Section 2.01.

        "Class C Units"    means the Class C Common Units of PAA, as established by the Class C Amendment.

        "Class C Unit Price"    shall have the meaning specified in Section 2.06(b).

        "Closing"    shall have the meaning specified in Section 2.03.

        "Closing Date"    shall have the meaning specified in Section 2.03.

        "Commission"    means the United States Securities and Exchange Commission.

        "Commitment"    means, with respect to a particular Purchaser, the commitment of such Purchaser for a period of thirty (30) days from the Commitment Date to purchase such Purchaser's Purchased Units on the terms and subject to the conditions set forth in this Agreement.

        "Commitment Date"    means the date of this Agreement.

        "Common Units"    means the common units of PAA that are publicly traded on the New York Stock Exchange.

        "Confidential Information"    means all oral or written information, documents, records and data relating to the Mesa Acquisition (including as referenced herein) that PAA or its Representatives furnishes or otherwise discloses to a Purchaser or any of its Representatives, together with all copies, extracts, analyses, compilations, studies, memoranda, notes or other documents, records or data (in whatever form maintained, whether documentary, computer or other electronic storage or otherwise) prepared by any Person that contain or otherwise reflect or are generated from such information, documents, records, or data. The term "Confidential Information" does not include any information that (a) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by such Purchaser or its Representatives), (b) is developed by such Purchaser or any of its Representatives, independent of, and without reliance in whole or in part on, any Confidential Information or any knowledge of Confidential Information, (c) becomes available to such Purchaser or its Representatives on a non-confidential basis from a source other than PAA or its Representatives who, insofar as is known to the recipient after reasonable inquiry, is not prohibited from transmitting the information to the recipient by a contractual, legal, fiduciary or other obligation to PAA or (d) was available to such Purchaser or its Representatives on a non-confidential basis prior to its disclosure to such Purchaser or its Representatives by PAA or its Representatives.

        "Exchange Act"    means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

        "Form 8-A"    shall have the meaning set forth in Section 3.02(a).

        "GAAP"    means generally accepted accounting principles in the United States of America in effect from time to time.

        "Governmental Authority"    means, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein with respect to PAA means a Governmental Authority having jurisdiction over PAA, its Subsidiaries or any of their respective Properties.

        "Indemnified Party"    shall have the meaning specified in Section 5.02(c).

        "Indemnifying Party"    shall have the meaning specified in Section 5.02(c).

        "Law"    means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

        "Lien"    means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        "Mesa Acquisition"    means the proposed acquisition of substantially all of the assets of Link Energy Limited Partnership, a Texas limited partnership, Link Energy Pipeline Limited Partnership, a Texas limited partnership, and Link Energy Canada Limited Partnership, a Texas limited partnership.

        "Mesa Closing Date"    means the date on which the Mesa Acquisition is consummated.

        "PAA"    means Plains All American Pipeline, L.P., a Delaware limited partnership.

        "PAA Financial Statements"    means the financial statement or statements described or referred to in Section 3.02.

        "PAA Material Adverse Effect"    means any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or affairs of PAA and its Subsidiaries taken as a whole measured against those assets, liabilities, financial condition, business, operations or affairs reflected in the PAA SEC Documents or from the facts represented or warranted in any Basic Document, (b) the ability of PAA and its Subsidiaries taken as a whole to carry out their business as of the date hereof or to meet their obligations under the Basic Documents on a timely basis, or (c) the ability of PAA to consummate the transactions under any Basic Document.

        "PAA Related Parties"    shall have the meaning specified in Section 5.02(b).

        "PAA SEC Documents"    shall have the meaning specified in Section 3.03.

        "Partnership Agreement"    means the Third Amended and Restated Agreement of Limited Partnership of PAA, dated as of June 27, 2001 (the "Partnership Agreement"), as amended as contemplated hereby.

        "Partnership Securities"    means any class or series of equity interest in PAA (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in PAA), including without limitation Common Units, Class B Units, Class C Units and Incentive Distribution Rights (as defined in the Partnership Agreement).

        "Permits"    means, with respect to PAA or any of its Subsidiaries, any licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy and use of its Properties and the conduct of its businesses as currently conducted.

        "Person"    means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

        "Property"    means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Purchase Price"    means, with respect to a particular Purchaser, the monetary commitment amount set forth opposite such Purchaser's name under the column entitled "Purchase Price" on Schedule 2.01 hereto.

        "Purchased Units"    means, with respect to a particular Purchaser, the number of Class C Units equal to the quotient determined by dividing (a) the Purchase Price of such Purchaser by (b) the Class C Unit Price.

        "Purchaser"    has the meaning set forth in the introductory paragraph.

        "Purchaser Material Adverse Effect"    means, with respect to a particular Purchaser, any material and adverse effect on (a) the assets, liabilities, financial condition, business, operations or affairs of such Purchaser, (b) the ability of such Purchaser to carry out its business as of the date hereof or to meet its obligations under the Basic Documents on a timely basis or (c) the ability of such Purchaser to consummate the transactions under any Basic Document.

        "Purchaser Related Parties"    shall have the meaning specified in Section 5.02(a).

        "Registration Rights Agreement"    means the Registration Rights Agreement, to be entered into at the Closing, between PAA and the Purchasers in the form attached hereto as Exhibit A hereto.

        "Representatives"    of any Person means the officers, directors, employees, agents, counsel, investment bankers and other representatives of such Person.

        "Securities Act"    means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

        "Subsidiary"    means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; or (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

        Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II.
AGREEMENT TO SELL AND PURCHASE

        Section 2.01 Authorization of Sale of Class C Units. PAA has authorized the issuance and sale to each of the Purchasers of such Purchaser's Purchased Units. The Purchased Units shall have those rights, preferences, privileges and restrictions governing the Class C Units which shall be reflected in an amendment to the Partnership Agreement to be adopted immediately prior to the issuance and sale of Class C Units contemplated hereby (the "Class C Amendment").

        Section 2.02 Sale and Purchase. Following the consummation of the Mesa Acquisition and subject to the terms and conditions hereof, at the Closing (as defined in Section 2.03 below) PAA hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from PAA, such Purchaser's Purchased Units, and each Purchaser agrees to pay PAA such Purchaser's Purchase Price. The obligation of each Purchaser hereunder is several and not joint and is independent of the obligation of each other Purchaser, and the failure of, or PAA's waiver of, performance by any Purchaser does not excuse performance by any other Purchaser or PAA. In the event the Mesa Acquisition is not consummated PAA shall be relieved of its obligation to issue and sell to each Purchaser such Purchaser's Purchased Units.

        Section 2.03 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the "Closing") shall take place on any date following the Mesa Closing Date selected by PAA, but on or prior to April 30, 2004, provided that PAA shall have given each Purchaser ten (10) Business Days (or such shorter period as shall be agreeable to all parties hereto) prior written notice of such designated closing date (such date, the "Closing Date"), at the offices of Vinson & Elkins, L.L.P., 1001 Fannin, Suite 2300, Houston, Texas 77002.

        Section 2.04 Conditions to the Closing.

                (a)    Mutual Conditions.    The respective obligation of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

            (i)    no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;

            (ii)   there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and

            (iii)  PAA shall have consummated the Mesa Acquisition.

        (b)    Each Purchaser's Conditions.    The respective obligation of each Purchaser to consummate the purchase of its Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

            (i)    The representations and warranties of PAA contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and such Purchaser shall have received a certificate signed on behalf of PAA to such effect;

            (ii)   PAA shall have paid the Commitment Fee required by Section 2.06(a) hereof; and

            (iii)  The Amendment shall have been duly adopted and shall be in full force and effect.

        (c)    PAA's Conditions.    The obligation of PAA to consummate the sale of each of the Purchaser's Purchased Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of the condition (which may be waived by PAA in writing, in whole or in part, to the extent permitted by applicable Law) that the representations and warranties of each of the Purchasers contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and PAA shall have received a certificate from each of the Purchasers signed on behalf of such Purchaser to such effect.

        Section 2.05 Deliveries. At the Closing, subject to the terms and conditions hereof, PAA will deliver, or cause to be delivered, to each Purchaser:

                (a)   The Purchased Units to be purchased by such Purchaser by delivery of certificates evidencing such Purchased Units at the Closing meeting the requirements of the Partnership Agreement, all free and clear of any Liens, encumbrances or interests of any other party, and Purchaser will make payment to PAA of the Purchase Price hereto by wire transfer of immediately available funds to an account designated by PAA in writing at least ten (10) Business Days (or such shorter period as shall be agreeable to all parties hereto) prior to the Closing;

                (b)   A certificate of the Secretary of State of the State of Delaware, dated a recent date, that PAA is in good standing;

                (c)   An opinion addressed to the Purchasers from legal counsel to PAA, dated as of the Closing, in the form and substance attached hereto as Exhibit C; and

                (d)   The Registration Rights Agreement, which shall have been duly executed by PAA.

        Section 2.06 Consideration.

                (a)   In exchange for each Purchaser's Commitment to purchase its Purchased Units, PAA shall on the Commitment Date pay to each Purchaser a commitment fee in cash of one percent (1%) of such Purchaser's Purchase Price (the "Commitment Fee") and as set forth on Schedule 2.01 hereto opposite such Purchaser's name under the column entitled "Commitment Fee". The Commitment Fee shall be paid on the Commitment Date and represents consideration for each Purchaser's Commitment, irrespective of whether the Closing actually occurs.

                (b)   The amount per Class C Unit each Purchaser will pay to PAA to purchase the Purchased Units (the "Class C Unit Price") shall be $30.81 per Class C Unit, an amount which represents ninety-four percent (94%) of the average closing price of the Common Units as reported by the Bloomberg Professional Financial Reporting Service for the twenty (20) trading days immediately ending and including March 26, 2004.

        Section 2.07 [Intentionally Omitted]

        Section 2.08 Covenant to Vote. If at any time PAA submits to a vote or consent of the holders of Partnership Securities the approval of a change in the terms of the Class C Units to provide that each Class C Unit is convertible into one Common Unit, each Purchaser hereby agrees to vote or express consent, with respect to all Partnership Securities that such Purchaser has the power to vote, in favor of such approval.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATED TO PAA

        PAA represents and warrants to each Purchaser as follows:

        Section 3.01 Corporate Existence. PAA: (a) is a limited partnership duly organized, legally existing and in good standing under the laws of the State of Delaware; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a PAA Material Adverse Effect. Each of PAA's Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a PAA Material Adverse Effect. Each Subsidiary of PAA that is not a corporation has been duly formed, validly existing and in good standing under the laws of the State or other jurisdiction of its organization and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a PAA Material Adverse Effect. None of PAA or any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of PAA, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of PAA, its respective certificate of incorporation, bylaws or other similar organizational documents. Each of PAA and its Subsidiaries is duly qualified or licensed and in good standing as a foreign corporation, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a PAA Material Adverse Effect.

        Section 3.02 Capitalization and Valid Issuance of Purchased Units.

                (a)   As of the date of this Agreement, the issued and outstanding limited partner interests of PAA consist of 57,162,638 Common Units and 1,307,190 Class B Units. The only issued and outstanding general partner interests of PAA are the interest of the General Partner described in the Partnership Agreement. All outstanding Common Units and Class B Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described under the caption "The Partnership Agreement—Limited Liability" in the PAA's registration statement on Form S-1 (No. 333-64107) which is incorporated by reference into the Partnership's Registration Statement on Form 8-A/A (File No. 001-14569) (the "Form 8-A")).

                (b)   Other than PAA's Long-Term Investment Plan and PAA's other equity compensation plans, as described in PAA's Annual Report on Form 10-K for the period ended December 31, 2003, PAA has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which PAA unitholders may vote are issued or outstanding. Except as set forth in the first sentence of this Section 3.02(b) or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating PAA or any of its Subsidiaries to issue, transfer or sell any partnership interests or other equity interest in, PAA or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests or equity interests, (ii) obligations of PAA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of PAA or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which PAA or any of its Subsidiaries is a party with respect to the voting of the equity interests of PAA or any of its Subsidiaries. At the Closing, except as described in this Section 3.02(b), there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which PAA or any of its Subsidiaries will be bound calling for the purchase or issuance of any partnership interests of PAA or any equity interest of any of its Subsidiaries or securities convertible into or exchangeable for such partnership or equity interests or any other such securities or agreements

                (c)   (i) All of the issued and outstanding equity interests of each of PAA's Subsidiaries are owned, directly or indirectly, by PAA free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under PAA's or PAA's Subsidiaries' credit facilities), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of PAA's Subsidiaries, as applicable) and non-assessable (except as nonassessability may be affected by Section 6.07 of the Texas Revised Uniform Limited Partnership Act, Section 18-607 of the Delaware Limited Liability Company Act, Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, the laws of Nova Scotia or the organizational documents of PAA's Subsidiaries, as applicable) and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) except as disclosed in the PAA SEC Documents, neither PAA nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

                (d)   The Class C Units being purchased by the Purchasers hereunder and the limited partner interests represented thereby, will be duly authorized by the Partnership Agreement (as amended as contemplated by this Agreement) prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in PAA's registration statement on the Form 8-A and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws and other than such Liens as are created by the Purchaser. At the Closing the Common Units issuable upon conversion of the Class C Units, and the limited partnership interests represented thereby, upon issuance in accordance with the terms of the Class C Units and the Partnership Agreement (as amended as contemplated by this Agreement) will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in PAA's registration statement on the Form 8-A) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws and other than such Liens as are created by the Purchaser.

                (e)   The Common Units are listed on the New York Stock Exchange. The Common Units issuable upon conversion of such Purchased Units have, subject to issuance, been approved for listing on the New York Stock Exchange.

        Section 3.03 PAA SEC Documents. PAA has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively "PAA SEC Documents"). The PAA SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the "PAA Financial Statements"), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed PAA SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of PAA as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. PricewaterhouseCoopers LLP is an independent public accounting firm with respect to PAA and has not resigned or been dismissed as independent public accountants of PAA as a result of or in connection with any disagreement with PAA on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        Section 3.04 No Material Adverse Change. Except as set forth in or contemplated by the PAA SEC Documents filed with the Commission on or prior to the date hereof and except for the proposed Mesa Acquisition which has been discussed with each of the Purchasers, since the date of PAA's most recent Form 10-K filing with the Commission, PAA and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a PAA Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments that are not unique to PAA and its Subsidiaries but also affect other Persons who participate or are engaged in the lines of business of which PAA and its Subsidiaries participate or are engaged, except, in each case, to the extent such condition or development affects PAA to a significantly greater extent than other similarly situated companies generally, (b) acquisition or disposition of any material asset by PAA or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the PAA SEC Documents, or (c) material change in PAA's accounting principles, practices or methods.

        Section 3.05 Litigation. Except as set forth in the PAA SEC Documents, there is no Action pending or, to the knowledge of PAA, contemplated or threatened against or affecting PAA, any of its Subsidiaries or any of their respective officers, directors, properties or assets, which (individually or in the aggregate) (a) questions the validity of this Agreement or the Registration Rights Agreement or the right of PAA to enter into this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby and thereby or (b) would be reasonably likely to result in a PAA Material Adverse Effect.

        Section 3.06 No Breach. The execution, delivery and performance by PAA of this Agreement, the Registration Rights Agreement and all other agreements and instruments to be executed and delivered by PAA pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement or any such other agreements and instruments, and compliance by PAA with the terms and provisions hereof and thereof, the issuance and sale by PAA of the Purchaser Units and the adoption and execution of the Amendment, do not and will not (a) violate any provision of any Law or Permit having applicability to PAA or any of its Subsidiaries or any of their respective Properties, (b) conflict with or result in a violation of any provision of the Certificate of Limited Partnership or other organizational documents of PAA, or the Partnership Agreement, or any organizational documents of any of PAA's Subsidiaries, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which PAA or any of its Subsidiaries is a party or by which PAA or any of its Subsidiaries or any of their respective Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by PAA or any of its Subsidiaries; with the exception of the conflicts stated in clause (b) of this Section 3.06, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to have a PAA Material Adverse Effect.

        Section 3.07 Authority. PAA has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents; and the execution, delivery and performance by PAA of the Basic Documents have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of PAA, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors' rights generally or by general principles of equity. No approval from the holders of the Common Units is required in connection with (a) the approval, adoption or effectiveness of the Amendment or (b) PAA's issuance and sale of the Purchased Units to Purchaser.

        Section 3.08 Approvals. Except for the approvals required by the Commission in connection with PAA's obligations under the Registration Rights Agreement, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with

(a) the approval, adoption or effectiveness of the Amendment or (b) the execution, delivery or performance by PAA of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a PAA Material Adverse Effect.

        Section 3.09 MLP Status. PAA has, for each taxable year beginning after December 31, 1987, during which PAA was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended.

        Section 3.10 Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Purchased Units to each of the Purchasers pursuant to this Agreement is exempt from the registration requirements of the Securities Act, and neither PAA nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions.

        Section 3.11 Investment Company Status. PAA is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 3.12 Certain Fees. Except for the Commitment Fees to be payable to each of the Purchasers pursuant to Section 2.06(a) and for the participation fee to be paid by Tortoise to PAA as reflected on Schedule 2.01 hereto under the column "Participation Fee" and the fee to be paid by PAA to Lehman Brothers Inc. related to the Tortoise investment, no fees or commissions will be payable by PAA to brokers, finders, or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. PAA agrees that it will indemnify and hold harmless each of the Purchasers from and against any and all claims, demands, or liabilities for broker's, finder's, placement, or other similar fees or commissions incurred by PAA or alleged to have been incurred by PAA in connection with the sale of each Purchaser's Purchased Units or the consummation of the transactions contemplated by this Agreement.

        Section 3.13 No Side Agreements. Except for the participation fee to be paid by Tortoise to PAA as reflected on Schedule 2.01 hereto under the column entitled "Participation Fee" and the fee to be paid by PAA to Lehman Brothers Inc. related to the Tortoise investment, there are no other agreements by, among or between PAA or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

        Each Purchaser, severally and not jointly, represents and warrants to PAA with respect to itself:

        Section 4.01 Investment. The Purchased Units are being acquired for its own account, not as a nominee or agent, and with no intention of distributing the Purchased Units or any part thereof, and that such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States of America or any State, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of the Purchased Units under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Purchased Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

        Section 4.02 Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, PAA that, (a) it is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Class C Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

        Section 4.03 Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to PAA's periodic filings with the Commission, including PAA's Annual Report on Form 10-K for the year ended December 31, 2003 and the current reports of PAA filed on Forms 8-K on January 15, February 17, March 1 and March 17, 2004, (b) had access to information regarding the proposed Mesa Acquisition and its potential effect on PAA's operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of PAA regarding such matters.

        Section 4.04 Corporate Existence. Such Purchaser, if an entity: (a) is duly organized, legally existing and in good standing under the laws of its respective jurisdiction of organization; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have or would not reasonably be expected to have a Purchaser Material Adverse Effect. Each such Purchaser is not in default in the performance, observance or fulfillment of any provision of its organizational documents, except where such default would not have or would not be reasonably likely to have a Purchaser Material Adverse Effect.

        Section 4.05 No Breach. The execution, delivery and performance by such Purchaser of this Agreement, the Registration Rights Agreement and all other agreements and instruments to be executed and delivered by such Purchaser pursuant hereto or thereto or in connection with the transactions contemplated by this Agreement, the Registration Rights Agreement or any such other agreements and instruments, and compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of such Purchaser's Purchased Units by such Purchaser do not and will not (a) violate any provision of any Law or permit having applicability to such Purchaser or any of its Properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its Properties may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by such Purchaser; with the exception of the conflicts stated in clause (b) of this Section 4.05, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.05 would not, individually or in the aggregate, be reasonably likely to have a Purchaser Material Adverse Effect.

        Section 4.06 Restricted Securities. Such Purchaser understands that the Purchased Units it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from PAA in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities

Act only in certain limited circumstances. In this connection, Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

        Section 4.07 Certain Fees. Except for the participation fee to be paid by Tortoise to PAA as reflected on Schedule 2.01 hereto under the column "Participation Fee" and the fee to be paid by PAA to Lehman Brothers Inc. related to the Tortoise investment, no fees or commissions will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transaction contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless PAA from and against any and all claims, demands, or liabilities for broker's, finder's, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of such Purchaser's Purchased Units or the consummation of the transactions contemplated by this Agreement.

        Section 4.08 Legend. It is understood that the certificates evidencing the Securities may bear the following legend: "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

        Section 4.09 No Side Agreements. There are no other agreements by, among or between such Purchaser and any of its Affiliates, on the one hand, and any of the other Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V.
MISCELLANEOUS

        Section 5.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever PAA has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of PAA unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by a Purchaser, such action shall be in such Purchaser's sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents or the Amendment is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. The representations and warranties set forth in Sections 3.01, 3.02, 3.06, 3.07, 3.08, 3.12, 3.13, 4.01, 4.02, 4.03, 4.04, 4.05, 4.06, 4.07 and 4.09 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of PAA or each of the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion, exercise or repurchase thereof. All indemnification obligations of PAA and the provisions of Section 5.02 shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing that individual Section, regardless of any purported general termination of this Agreement.

        Section 5.02 Indemnification, Costs and Expenses.

                (a)    Indemnification by PAA.    PAA agrees to indemnify each Purchaser and its officers, directors, employees and agents (collectively, "Purchaser Related Parties") from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to (i) any actual or proposed use by PAA of the proceeds of any sale of the Purchased Units or (ii) the breach of any of the representations, warranties or covenants of PAA contained herein, provided such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty.

                (b)    Indemnification by Purchasers.    Each Purchaser agrees, severally and not jointly, to indemnify PAA, Plains AAP, L.P. and Plains All American GP LLC and their officers, directors, employees and agents (collectively, "PAA Related Parties") from, and hold each of them harmless against any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of such Purchaser contained herein, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties.

                (c)    Indemnification Procedure.    Promptly after any PAA Related Party or Purchaser Related Party (hereinafter, the "Indemnified Party") has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party.

                (d)    Survival.    The parties' obligations under this Section 5.02 shall survive any termination of this Agreement.

        Section 5.03 No Waiver; Modifications in Writing.

                (a)    Delay.    No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

                (b)    Specific Waiver.    Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification, or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by PAA from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on PAA in any case shall entitle PAA to any other or further notice or demand in similar or other circumstances.

        Section 5.04 Binding Effect; Assignment.

                (a)    Binding Effect.    This Agreement shall be binding upon PAA, each Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns.

                (b)    Assignment of Purchased Units.    All or any portion a Purchaser's Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities laws.

                (c)    Assignment of Rights.    All or any portion of the rights and obligations of each Purchaser under this Agreement may not be transferred by such Purchaser without the written consent of PAA.

        Section 5.05 Confidentiality. Notwithstanding anything herein to the contrary, each Purchaser that has executed or is otherwise bound by a confidentiality agreement in favor of PAA shall continue to be bound by such confidentiality agreement. Each Purchaser that has not executed or is not otherwise not bound by a confidentiality agreement in favor of PAA will refrain, and will cause its Representatives to refrain, from disclosing to any other Person any Confidential Information. Disclosure of Confidential Information will not be deemed to be a breach of this Section 5.05 if such disclosure is made with the consent of PAA or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial or administrative or legislative body or committee; provided, however, that upon receipt by a Purchaser of any subpoena or order covering Confidential Information of PAA, such Purchaser will promptly notify PAA of such subpoena or order.

        Section 5.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

    (a)
    If to KAEF, KAFU, KACIP or KAMLP:

    1800 Avenue of the Stars, 2nd Floor
    Los Angeles, California 90067
    Attention: Bob Sinnott
    Facsimile: (310) 284-6490

    (b)
    If to Tortoise:

    Tortoise Energy Infrastructure Corporation
    10801 Mastin Blvd, Suite 222
    Overland Park, KS 66210
    Attention: David Schulte
    Facsimile: (913) 345 2763

    with a copy to

    Blackwell Sanders Peper Martin, LLP
    2300 Main Street, Suite 1000
    Kansas City, MO 64108
    Attention: Steven F. Carman
    Facsimile: (816) 983 8080

    (c)
    If to Vulcan:

    Vulcan Energy II Inc.
    505 Fifth Ave S
    Suite 900
    Seattle, Washington 98104
    Telephone: 206-342-2034
    Facsimile: 206-342-3000
    Attention: David Capobianco

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    1600 Smith Street
    Suite 4400
    Houston, Texas 77002
    Telephone: 713-655-5100

      Facsimile: 713-655-5200
      Attention: Frank Ed Bayouth II

    (d)
    If to PAA:

    Plains All American Pipeline, L.P.
    333 Clay Street, Suite 2900
    Houston, TX 77002
    Attention: Tim Moore
    Facsimile: (713) 646-4313

    with a copy to:

    Vinson & Elkins L.L.P.
    2300 First City Tower
    1001 Fannin Street
    Houston, Texas 77002
    Attention: David Oelman, Esq.
    Facsimile: (713) 615-5861

or to such other address as PAA or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

        Section 5.07 Removal of Legend. Any Purchaser may request PAA to remove the legend described in Section 4.08 from the certificates evidencing the Class C Units by submitting to PAA such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be.

        Section 5.08 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by PAA or any of its Affiliates or each of the Purchasers or any of their Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.

        Section 5.09 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws.

        Section 5.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

        Section 5.11 Termination.

                (a)   Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate if the Closing shall not have occurred on or before April 30, 2004, unless the term hereof is extended by agreement of the parties hereto.

                (b)   In the event of the termination of this Agreement as provided in Section 5.11(a), this Agreement shall forthwith become null and void. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 5.02 of this Agreement and except with respect to the requirement to comply with any confidentiality agreement in favor of PAA; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

        Section 5.12 Expenses. PAA hereby covenants and agrees to reimburse Vulcan, Tortoise and Kayne Anderson for reasonable and documented costs and expenses incurred in connection with the negotiation, execution, delivery and performance of the Basic Documents and the transactions contemplated hereby and thereby (including, without limitation, reasonable legal, consulting and due diligence fees and expenses), provided that such expenses do not exceed $20,000 with respect to Vulcan and $8,000 each with respect to Tortoise and Kayne Anderson and that any request for such expense reimbursement by Vulcan, Tortoise or Kayne Anderson be accompanied by a detailed invoice for such amount. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

PLAINS ALL AMERICAN PIPELINE, LP.
By:	PAA, AAP, L.P., its general partner
By:	Plains All American GP LLC, its general partner
By:	/s/ TIM MOORE
Name:	Tim Moore
Title:	Vice President
KAYNE ANDERSON ENERGY FUND II, L.P.
By:	Kayne Anderson Capital Advisors, L.P., its general partner
By:	Kayne Anderson Investment Management, Inc., its general partner
By:	/s/ DAVID SHLADOVSKY
Name:	David Shladovsky
Title:	General Counsel
KAFU HOLDINGS, L.P.
By:	KAFU Holdings LLC, its general partner
By:	/s/ DAVID SHLADOVSKY
Name:	David Shladovsky
Title:	General Counsel
KAYNE ANDERSON CAPITAL INCOME PARTNERS, L.P.
By:	Kayne Anderson Capital Advisors, L.P., its general partner

By:	Kayne Anderson Investment Management, Inc., its general partner
By:	/s/ DAVID SHLADOVSKY
Name:	David Shladovsky
Title:	General Counsel

KAYNE ANDERSON MLP FUND, L.L.P.
By:	Kayne Anderson Capital Advisors, L.P., its general partner
By:	Kayne Anderson Investment Management, Inc., its general partner
By:	/s/ DAVID SHLADOVSKY
Name:	David Shladovsky
Title:	General Counsel
TORTOISE ENERGY INFRASTRUCTURE CORPORATION
By:	/s/ DAVID J. SCHULTE
Name:	David J. Schulte
Title:	President
VULCAN ENERGY II INC.
By:	/s/ DAVID CAPOBIANCO
Name:	David Capobianco
Title:	Vice President

Exhibit B—Partnership Amendment

See Attached

Exhibit C—Form of Opinion of PAA Counsel

See Attached

Schedule 2.01

Purchaser	Purchase Price	Commitment Fee	Participation Fee
Kayne Anderson Energy Fund II, L.P.	$30,000,000	$300,000	$0
KAFU Holdings, L.P.	$11,000,000	$110,000	$0
Kayne Anderson Capital Income Partners, L.P.	$2,000,000	$20,000	$0
Kayne Anderson MLP Fund, L.L.P.	$2,000,000	$20,000	$0
Vulcan Energy II Inc.	$40,000,000	$400,000	$0
Tortoise Energy Infrastructure Corporation	$15,000,000	$150,000	$450,000

QuickLinks

  Exhibit 4.2
ARTICLE I. DEFINITIONS
ARTICLE II. AGREEMENT TO SELL AND PURCHASE
ARTICLE III. REPRESENTATIONS AND WARRANTIES RELATED TO PAA
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
ARTICLE V. MISCELLANEOUS
Exhibit B—Partnership Amendment
Exhibit C—Form of Opinion of PAA Counsel
Schedule 2.01